NEWS RELEASE
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                                                          FOR IMMEDIATE RELEASE
                                                              DECEMBER 31, 1996


FOR FURTHER INFORMATION CONTACT:
STEVEN J. DAY, PRESIDENT & CEO
(304) 926-3300


CITY  HOLDING  COMPANY  ANNOUNCES  THE  ACQUISITION  OF
PRIME  FINANCIAL  CORPORATION

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        CHARLESTON, WEST VIRGINIA: CITY HOLDING COMPANY (NASDAQ: CHCO) ANNOUNCED
THAT IT HAS ACQUIRED CERTAIN ASSETS AND ASSUMED CERTAIN LIABILITIES OF THE
FORMER PRIME FINANCIAL CORPORATION, A PRIVATELY HELD MORTGAGE LOAN SERVICING COMPANY LOCATED IN COSTA MESA, CALIFORNIA. AS PART OF THE TRANSACTION, THIS WEST COAST OPERATION WILL BE ABSORBED INTO CITY MORTGAGE SERVICES, CHARLESTON, WEST VIRGINIA, A MORTGAGE LOAN SERVICING DIVISION OF CITY HOLDING. THE PURCHASE PRICE WAS NOT DISCLOSED. CITY HOLDING ESTIMATES THE 1997 INCREMENTAL EFFECT ON ITS NET INCOME FROM THIS TRANSACTION TO BE AN ADDITIONAL $2 MILLION.

        THE ACQUISITION HAS RESULTED IN THE ADDITION OF A SERVICING PORTFOLIO OF APPROXIMATELY $600 MILLION IN FHA TITLE I HOME IMPROVEMENT LOANS. MOST OF THESE LOANS WERE ORIGINATED AND SECURITIZED AS PART OF A PRIVATE MORTGAGE CONDUIT WHICH HAS ISSUED AAA-RATED MORTGAGE-BACKED SECURITIES SINCE 1993. CITY HOLDING HAS BEEN INVOLVED WITH THE CONDUIT SINCE 1994. STEVEN J. DAY, PRESIDENT AND CHIEF EXECUTIVE OFFICER, SAID, "WITH THE RECENT FORMATION OF CITY MORTGAGE SERVICES AND THIS ACQUISITION, CITY HOLDING IS WELL POSITIONED TO EFFECTIVELY SERVICE SECURITIZED MORTGAGES FOR ITS INVESTORS AND TO EXPAND ITS SERVICING PROGRAM. THIS ACQUISITION HAS INCREASED CITY MORTGAGE SERVICES' PORTFOLIO TO ALMOST $1 BILLION."

        "THE ADDITION OF A WEST COAST OPERATION CONTINUES OUR EXPANSION INTO MORTGAGE LOAN ORIGINATION AND SERVICING," CONTINUED DAY. PRIME WAS A SIGNIFICANT PARTY IN THE SAME SECURITIZATION PROGRAM FOR FHA TITLE I LOANS IN WHICH CITY HOLDING CURRENTLY PARTICIPATES. THIS WILL ENHANCE CITY HOLDING'S POSITION IN THE PROGRAM AS WE ARE NOW THE PROGRAM'S LARGEST SERVICER. OUR GOAL IS TO DEVELOP CITY MORTGAGE SERVICES INTO THE PREMIER FHA TITLE I SERVICING OPERATION IN THE UNITED STATES.
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        THIS ACQUISITION WILL ALSO HAVE A POSITIVE EFFECT ON LIQUIDITY AT THE
HOLDING COMPANY LEVEL. THE WEST COAST SERVICING PORTFOLIO IS EXPECTED TO GENERATE NEARLY $6 MILLION OF GROSS FEE INCOME IN 1997. THE PRO-FORMA EFFECT ON CITY HOLDING COMPANY'S CAPITAL IS NEGLIGIBLE.

        THE ESTIMATES OF GROSS FEE INCOME AND NET INCOME TO BE GENERATED BY THE WEST COAST OPERATION ARE FORWARD-LOOKING AND ACTUAL RESULTS MAY DIFFER MATERIALLY. GROSS FEE INCOME AND NET INCOME COULD BE REDUCED IF A SUBSTANTIAL NUMBER OF PORTFOLIO LOANS ARE PREPAID MORE QUICKLY THAN EXPECTED (IF, FOR EXAMPLE, LOWER INTEREST RATES ENCOURAGE REFINANCING OF LOANS) OR IF SUBSTANTIALLY MORE LOANS DEFAULT THAN EXPECTED, WHICH WOULD INCREASE COLLECTION EXPENSES AND REDUCE SERVICING INCOME.

        CITY HOLDING COMPANY IS THE PARENT COMPANY OF THE CITY NATIONAL BANK OF CHARLESTON, PEOPLES BANK OF POINT PLEASANT, FIRST STATE BANK & TRUST, THE BANK OF RIPLEY, HOME NATIONAL BANK OF SUTTON, BLUE RIDGE BANK, PEOPLES STATE BANK, THE FIRST NATIONAL BANK OF HINTON, AND MERCHANTS NATIONAL BANK WHICH CURRENTLY OPERATE 37 BANKING OFFICES IN THE STATE OF WEST VIRGINIA, CITY FINANCIAL CORPORATION, A FULL SERVICE BROKERAGE COMPANY IN CHARLESTON, WEST VIRGINIA, CITY MORTGAGE CORPORATION, A FULL SERVICE MORTGAGE BANKING COMPANY IN PITTSBURGH, PENNSYLVANIA AND CITY MORTGAGE SERVICES (A DIVISION OF CITY HOLDING COMPANY), AN ORIGINATOR AND SERVICER OF FHA TITLE I AND RELATED LOANS.



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